Exhibit 10.2
McManus & Company, Inc.
23811 Inverness Place
Laguna Niguel, California 92677
(949) 481-9820     Fax: (949) 481-9829

July 10, 2006

David C. Cavalier
Chairman of the Board
Aeolus Pharmaceuticals, Inc.
23811 Inverness Place
Laguna Niguel, California 92677

Dear David:

This will confirm the terms of our mutual understanding and agreement ("Agreement") in connection with the efforts of McManus & Company, Inc. ("M&C") to provide consulting services to Aeolus Pharmaceuticals, Inc. or its affiliates, sister companies or principals (collectively the "Company" or “Aeolus”) as follows:

1. Appointment.

The Company hereby authorizes M&C to provide the Company services in connection with the outsourcing of the accounting, finance and administration functions. These services shall include but are not limited to:

•	Accounts payable/accounts receivable supervision
•	Cash management
•	Purchasing management
•	Budgeting
•	Audit coordination, facilitation and administration
•	Human resources administration
•	Insurance administration
•	Contract administration
•	Shareholder services
•	Accounting
•	Financial statement preparation
•	Lease administration
•	Legal coordination
•	Board of directors facilitation/minutes, and
•	Other corporate activities

In addition, McManus & Company, Inc. will be responsible for hosting the Company’s corporate headquarters, corporate servers and administration files and records.

Furthermore, it is agreed that M&C will become an agent of the Company. Michael P. McManus is appointed Chief Financial Officer, Treasurer and Secretary and will perform all duties typically associated with such position as well as be given all of the responsibilities.

It is understood that M&C is acting as a consultant only and is not a licensed securities or real estate broker or dealer.

M&C may, at M&C’s own expense, use employees or consultants to perform the Services under this Agreement.

Michael P. McManus, as an officer of Aeolus will be covered under the Company’s insurance plans including its directors and officers policy.

2. Compensation.

Outsourcing Compensation

The Company will pay M&C a monthly payment of $25,000 in cash for the duration of this agreement beginning on July 1, 2006.

Incentive Compensation.

On July 10th of each year the contract is in effect begging on July 10, 2006, Michael P. McManus will be granted a stock option to purchase 90,000 shares of the Aeolus Pharmaceuticals, Inc. Common Stock, par value $0.01 per share, with an exercise price equal to the closing stock price on the date of grant. The stock option will vest on a monthly basis at a rate of 7,500 shares per month following the date of grant as long as Consultant continues to be a consultant to or employee of the Company, except in the case of a Sale of the Company, in which case, the options shall fully vest and be immediately exercisable. The foregoing grants shall be subject to the Company’s standard form of stock option grant agreement and the Company’s then existing stock plan.

During the term of this Agreement, M&C will be entitled to:

•	A cash payment in the amount of $20,000 upon the declaration of the effectiveness of a Registration Statement on Form S-1, S-2, S-3 or S-4 with the United States Securities and Exchange Commission;
•
A cash payment in the amount of $15,000 upon the filing of a Preliminary Proxy Statement with the United States Securities and Exchange Commission except for the Proxy Statement related to the Company’s Annual Shareholder meeting.

•	A cash payment in the amount of $50,000 upon a Change of Control such that another entity acquires and/or merges with Aeolus.

A “Change in Control” means a merger, business combination, reorganization, recapitalization or other transaction, which results in the stockholders of the Company who on at least fifty percent (50%) of the Company’s voting control immediately prior to such transaction owning less than fifty percent (50%) of the surviving entity’s voting control immediately after such transaction, and/or sale, transfer, lease or other disposition in any transaction or series of transactions of all or substantially all of the assets of the Company.

Other Compensation

Michael P. McManus shall also be entitled to receive any other compensation given to other executive officers of the Company at a level commensurate with his level of responsibilities and at a value determined by the board of directors. Other compensation would include but not be limited to stock option grants, long-term incentive plans and cash bonuses.

Out-of-Pocket Expenses

Aeolus will reimburse M&C for actual and reasonable out-of-pocket expenses on a monthly basis.

3. Fees.

The fees due M&C as set forth in Section 2 above shall be paid by bank or cashier's check.

4. Term

The initial term of this Agreement shall begin as of July 1, 2006 and shall expire June 30, 2008. Thereafter, this Agreement will automatically renew for one (1) year periods, unless either party gives to the other written notice at least ninety (90) days prior to the commencement of the next year, of such party’s intent not to renew this Agreement.

5. Termination.

This Agreement may be terminated at the option of Aeolus at any time for cause. For purposes of this Agreement, “cause" shall be defined as any of the following, provided however, that the board of directors of the Corporation by a duly adopted resolution has determined the presence of such cause in good faith: (i) M&C’s material breach of any of its duties and responsibilities under this Agreement; or, (ii) M&C's commission of an act of fraud or willful misconduct or gross negligence in the performance of its duties.

Aeolus shall have the right to terminate this Agreement without cause at any time immediately upon written notice to M&C, but any such termination shall be without prejudice to M&C’s rights to receive all payments under this agreement. Such payment will be due and payable upon termination of this agreement.

M&C, Inc. shall have the right to terminate this Agreement with or without cause at any time.

6. Indemnification

The Company agrees to indemnify and hold M&C and each of its respective affiliates and their respective directors, officers, employees, agents and controlling persons harmless from and against any loss, damage, expense (including legal and other related fees and expenses), liability or claim arising out of negligent or other wrongful actions or inactions by the Company, its affiliates or its officers or employees. M&C shall advise the Company in writing of any such claim of liability within a reasonable time after first receipt of any notice or other information which would suggest the likelihood of such claim or action.

While representing itself as an agent of the Company, M&C agrees to indemnify and hold the Company harmless from and against any loss, damage, expense (including legal and other related fees and expenses), liability or claim arising out of negligent or other wrongful actions by M&C or its officers or employees under this Agreement. The Company shall advise M&C in writing of any such claim of liability within a reasonable time after first receipt of any notice or other information which would suggest the likelihood of such claim or action.

7. Accurate Information.

The Company hereby represents and warrants that all information provided M&C pertaining to the Company shall be true and correct; and the Company shall hold M&C harmless from any and all liability, expenses or claims arising from the disclosure or use of such information.

8. Applicable Law.

This Agreement is governed by and construed under the laws of the State of California, and any action brought by either party against the other party to enforce or interpret this Agreement shall be brought in an appropriate court of such State. In the event of any such action, the prevailing party shall recover all costs and expenses thereof, including reasonable attorney's fees from the losing party.

9. Notices.

Any notice, request, instruction or other document to be given under this Agreement by either party to the other party shall be in writing and (a) delivered personally; (b) sent by telecopy; (c) delivered by overnight express (charges prepaid); or (d) sent by registered or certified mail, postage prepaid:

If to Company to:	Aeolus Pharmaceuticals, Inc., 23811 Inverness Place,
Laguna Niguel, CA 92677

If to M&C to:	McManus & Company, Inc., 23811 Inverness Place,
Laguna Niguel, CA 92677

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally, telecopied or sent by overnight express in the manner provided in this section 8 shall be deemed to have been duly given to the party to whom it is addressed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the third business day after it is so placed in the mail.

10. Complete Understanding.

This Agreement shall constitute the entire agreement and understanding between the parties and supersedes all prior agreements and understanding, both written and oral, between the parties hereto with respect to the subject matter.

11. Headings and Capitalized Terms.

The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of its provisions.

12. Successors and Assigns.

The terms and conditions of this Agreement shall insure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Neither M&C nor Company may assign their rights or delegate their obligations under this Agreement without the prior written consent of the other.

13. Modification and Waiver.

None of the terms or conditions of this Agreement may be waived except in writing by the party that is entitled to the benefits thereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by M&C and Company. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver.

14. Invalid Provisions.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws by any court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the legality, enforceability or validity of any other provisions or of the same provision as applied to any other fact or circumstance and such illegal, unenforceable or invalid provision shall be modified to the minimum extent necessary to make such provision legal, valid or enforceable, as the case may be.

If the foregoing correctly sets forth our Agreement, please sign and return the enclosed copy of this letter.

Sincerely,

/s/ Michael P. McManus
Michael P. McManus
Executive Vice President
McManus & Co., Inc

AGREED TO AND ACCEPTED AS OF THE DATE HEREOF

By: /s/ David C. Cavalier
David C. Cavalier
Chairman of the Board
Aeolus Pharmaceuticals, Inc.